UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2007

CELEBRATE EXPRESS, INC.

(Exact name of Registrant as specified in its charter)

Washington	000-50973	91-1644428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 – 120th Avenue NE

Kirkland, Washington  98033

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (425) 250-1061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 21, 2007, the Company’s Compensation Committee approved the fiscal 2008 Management Incentive Compensation Plan (the “Plan”). All members of senior management of the Company are eligible to participate in the Plan.

Under the Plan, a primary bonus pool of up to $675,000 will be established, assuming the Company achieves a specified level of operating income in fiscal 2008. If the Company achieves less than the target level of operating income, the primary bonus pool will be reduced proportionately. In addition, a secondary bonus pool of up to $325,000 will be established if the Company achieves operating income significantly in excess of management’s 2008 budget.

Under the Plan, the Chief Executive Officer is eligible for a bonus of up to 100% of his base salary. Other named executive officers and other vice presidents are eligible for bonuses of up to 20% of their base salary. Participants below the level of vice president are eligible for a bonus of up to 15% of their base salary. The bonus of the Chief Executive Officer is dependent on the Company achieving its targets for operating income. The bonuses for other named executive officers and other participants in the Plan is dependent on the Company achieving its operating income target and each participant achieving individual targets that vary from individual to individual based on the employee’s responsibilities within the Company. For vice presidents, 75% of their bonus is based on the Company achieving its operating income target and the remaining 25% is based on achieving their individual targets. For participants below the level of vice president, 50% of their bonus is based on the Company achieving its operating income target and the remaining 50% is based on achieving their individual targets. The Compensation Committee will have final approval of all Plan payouts.

Eligible participants in the Plan other than the Chief Executive Officer are also eligible to participate in the secondary bonus pool. If the Company achieves the operating income targets for the secondary bonus pool, participating employees can receive up to two times their targeted bonus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2007	CELEBRATE EXPRESS, INC.

By:	/s/ Darin L. White
Darin L. White
Vice President, Finance